Bradley Pharmaceuticals, Inc. and Subsidiaries

                      CONSOLIDATED BALANCE SHEETS


                                                         December 31,
                                                  ------------------------
                   ASSETS                              1999         1998
                                                  -----------  -----------

CURRENT ASSETS
  Cash and cash equivalents                      $   385,640  $  1,417,746
  Accounts receivable - net of allowance for
   doubtful accounts of $267,000 in 1999,
   $411,000 in 1998                                5,947,266     4,215,303
  Inventory                                        2,181,754     1,506,731
  Prepaid samples and materials                      635,507     1,144,912
  Prepaid expenses and other                          65,742        33,252
                                                  ----------    ----------
     Total current assets                          9,215,909     8,317,944

PROPERTY AND EQUIPMENT, NET
                                                     298,244       357,010

INTANGIBLE ASSETS, NET                            12,841,504    13,778,878


OTHER ASSETS                                         167,921       110,429
                                                  ----------    ----------
                                                $ 22,523,578  $ 22,564,261
                                                  ==========    ==========





















The accompanying notes are an integral part of these statements.


                                 F-3



             Bradley Pharmaceuticals, Inc. and Subsidiaries

                     CONSOLIDATED BALANCE SHEETS



                                                           December 31,
                                                    -------------------------
        LIABILITIES AND SHAREHOLDERS' EQUITY            1999          1998
                                                    -----------  ------------

CURRENT LIABILITIES
   Current maturities of long-term debt           $  1,228,674   $    170,531
   Revolving credit line                             2,120,321      2,395,703
   Accounts payable                                  2,032,026      1,842,297
   Accrued expenses                                  2,858,567      2,953,944
   Income taxes payable                                238,998         84,532
                                                    ----------     ----------
        Total current liabilities                    8,478,586      7,447,007

LONG-TERM DEBT, less current maturities                162,922      1,245,851

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Preferred stock, $.01 par value;
     authorized, 2,000,000 shares; issued - none          -              -
   Common stock, $.01 par value, authorized,
     26,400,000 shares; issued 8,199,683 in 1999,
     8,189,315 shares in 1998                       14,759,011     14,761,947
   Common, Class B, $.01 par value, authorized,
     900,000 shares; issued and outstanding,
     431,552 shares in 1999 and 1998                   845,448        845,448
   Treasury stock - common stock - at cost
     (766,425 shares in 1999 and 373,933 in 1998)   (1,107,842)      (560,883)
   Accumulated deficit                                (614,547)    (1,175,109)
                                                    ----------     ----------
                                                    13,882,070     13,871,403
                                                    ----------     ----------
                                                  $ 22,523,578   $ 22,564,261
                                                    ==========     ==========










The accompanying notes are an integral part of these statements.


                                  F-4